                                                                    Exhibit 99.1

                                    NMT Medical, Inc.
                                    27 Wormwood Street
                                    Boston, MA 02210-1625
                                    (Nasdaq/NMS:NMTI)



AT THE COMPANY                                 AT THE FINANCIAL RELATIONS BOARD
--------------                                 --------------------------------
Richard E. Davis                               General Info: Paula Schwartz
Vice President and Chief Financial Officer     Analyst Info: Julie Tu
(617) 737-0930                                 Media Info:   Dave Closs
                                               (212) 661-8030

FOR IMMEDIATE RELEASE
---------------------
April 17, 2001


           NMT MEDICAL ANNOUNCES 2001 ANNUAL MEETING OF STOCKHOLDERS
           ---------------------------------------------------------




BOSTON, MA, April 17, 2001-- NMT Medical, Inc., (Nasdaq/NMS:NMTI) announced today that its 2001 Annual Meeting of Stockholders will be held on Thursday, June 7, 2001, commencing at 1:30 p.m., local time, at the Company's offices at 27 Wormwood Street, Boston, Massachusetts 02210-1625. Stockholders of record at the close of business on April 23, 2001 are entitled to notice of and to vote at the meeting (or any adjournment of the meeting).

Because the 2001 Annual Meeting date has been changed by more than 30 calendar days from the date of the Company's 2000 Annual Meeting of Stockholders, which was held on August 18, 2000, the Company is hereby informing its stockholders of the 2001 Annual Meeting date in addition to the following new deadlines for submitting stockholder proposals for the meeting:

   . stockholder proposals intended to be presented at the meeting and considered for inclusion in the proxy statement must be received by the Company at its principal offices, 27 Wormwood Street, Boston, Massachusetts 02210-1625 by April 23, 2001; and

   . a stockholder of the Company who wishes to present a proposal before the meeting but does not wish the proposal to be considered for inclusion in the Company's proxy statement and proxy card, must give written notice to the Secretary of the Company at the address noted above by April 27, 2001. If a stockholder fails to provide timely notice of such a proposal, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on the proposal.
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The Company expects to mail its Annual Report to Stockholders for the year ended
December 31, 2000, along with the Notice and Proxy Statement of the 2001 Annual Meeting on or about April 30, 2001.

NMT Medical designs, develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's medical devices include self-expanding stents, vena cava filters and septal repair devices. The NMT Neurosciences division serves the needs of neurosurgeons with a range of implantable and disposable products, including cerebral spinal fluid shunts, external drainage products, and the Spetzler(TM) Titanium Aneurysm Clip.





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